Exhibit 99.1
Solar Power, Inc. to Discuss Fiscal 2009 and First
Quarter 2010 Financial Results
Issues guidance of $80 to $90 million in revenue for fiscal 2010
Roseville, CA, May 24, 2010—Solar Power, Inc. (“SPI”) (OTCBB: SOPW) will host a business update call on Monday May 24 at 9:00 am EDT. The focus of the call will be to discuss the Company’s fourth quarter and fiscal 2009 results filed on Form 10K and the Company’s 2010 first quarter results on Form 10Q, both of which were filed with the SEC last week. In addition, the Company will discuss its revenue guidance for the 2010 fiscal year and give a general business update on its recent announcements and strategies.
2010 Outlook:
Based on anticipated commercial installations, and anticipated product sales to international and domestic markets, the Company is projecting revenues between $80 and $90 million for 2010.
Conference Call Information:
The conference call will take place at 9:00 am EDT on Monday, May 24, 2010. Interested participants should call 1-877-941-2322 when calling within the United States or 1-480-629-9715 when calling internationally.
A playback will be available through May 31, 2010. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the PIN number 4304424 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=000075E3, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through May 31, 2010.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar developer; the Company manages its value chain from material sourcing, to manufacturing, through post-installation asset management of its systems, and manufactures its own line of world-class solar modules and balance-of-system products. The Company designs, manufactures and delivers world-class photovoltaic solar systems to its residential, business, government and utility customers. For additional information, including a copy of our most recent investor presentation, please visit us at: www.solarpowerinc.net .

Safe Harbor Statement:
This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. The forward-looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, and market acceptance of products and services. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.
For additional information contact:

Stephen C. Kircher, CEO	Brion Tanous
Solar Power, Inc.	CleanTech IR, Inc.
(916) 745-0903	(310) 541-6824
btanous@cleantech-ir.com